As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTAVIS PLC

(Exact name of registrant as specified in its charter)

Ireland	98-1114402
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(862) 261-7000

(Address of Principal Executive Offices)

THE 2013 INCENTIVE AWARD PLAN OF ACTAVIS plc

ACTAVIS, INC. 401(K) PLAN

WARNER CHILCOTT EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Paul M. Bisaro

President and Chief Executive Officer

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Ordinary Shares, par value $0.0001 per share	The 2013 Incentive Award Plan of Actavis plc	10,307,006(2)	$140.2355	$1,445,408,140	$186,169
Ordinary Shares, par value $0.0001 per share	Actavis, Inc. 401(k) Plan	500,000(3)	$143.09	$ 71,545,000	$ 9,215
Ordinary Shares, par value $0.0001 per share	Warner Chilcott Equity Incentive Plan	503,039(4)	$103.3255	$ 51,976,757	$ 6,695

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”), of Actavis plc, a public limited company organized under the laws of Ireland (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents 257,364 Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2013 Incentive Award Plan of Actavis plc, formerly the Fourth Amendment and Restatement of The 2001 Incentive Award Plan of Watson Pharmaceuticals, Inc., as amended (the “2013 Plan”) and 10,049,642 Ordinary Shares reserved for future issuance under the 2013 Plan.
(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Actavis, Inc. 401(k) Plan. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.
(4)	Represents 250,164 Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the Warner Chilcott Equity Incentive Plan (the “Warner Chilcott Plan”) and 252,875 Ordinary Shares subject to outstanding restricted share unit awards previously granted under the Warner Chilcott Plan . No new awards will be made under the Warner Chilcott Plan.
(5)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. Other than with respect to the Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2013 Plan and the Warner Chilcott Plan, pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of Actavis, Inc. (the predecessor to the Registrant) common shares as reported on the New York Stock Exchange on September 30, 2013 of $143.09. With respect to the Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2013 Plan and the Warner Chilcott Plan, pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the weighted average per share exercise price of $28.77 for the 257,634 Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2013 Plan and the weighted average per share exercise price of $63.13 for the 250,164 Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the Warner Chilcott Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

Pursuant to the Transaction Agreement, dated May 19, 2013 (the “Transaction Agreement”), among Actavis, Inc. (“Actavis”), the Registrant, Actavis Ireland Holding Limited, Actavis W.C. Holding LLC, Actavis W.C. Holding 2 LLC (“MergerSub”) and Warner Chilcott Public Limited Company (“Warner Chilcott”), (a) the Registrant acquired Warner Chilcott pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) MergerSub merged with and into Actavis, with Actavis as the surviving corporation in the merger (collectively, the “Transactions”), which Transactions were consummated on October 1, 2013. As a result of the Transactions, both Actavis and Warner Chilcott became wholly owned subsidiaries of the Registrant.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of Ordinary Shares of the Registrant to be offered and sold under (a) The 2013 Incentive Award Plan of Actavis plc, formerly the Fourth Amendment and Restatement of the 2001 Incentive Award Plan of Watson Pharmaceuticals, Inc., as amended, (b) the Actavis, Inc. 401(k) Plan, and (c) the Warner Chilcott Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)	The Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 31, 2013 (File No. 333-189402);

(b)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2012 with respect to the Actavis, Inc. 401(k) Plan (File No. 001-13305);

(c)	Actavis’ Current Reports on Form 8-K filed on August 1, 2013, August 2, 2013, August 16, 2013, August 29, 2013, September 11, 2013 and September 27, 2013 (File No. 001-13305);

(d)	Warner Chilcott’s Current Reports on Form 8-K filed on August 1, 2013, August 9, 2013, August 22, 2013, August 29, 2013, September 4, 2013 and September 10, 2013 (File No. 000-53772); and

(e)	The description of the Registrant’s Ordinary Shares, contained in the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-189402), under the heading “Description of New Actavis Ordinary Shares.”

All documents that the Registrant and the Actavis, Inc. 401(k) Plan file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association confer an indemnity on its directors and Secretary subject to the limitations prescribed by the Irish Companies Acts 1963 (as amended) (the “Irish Companies Acts”). Broadly, the relevant provisions in the Registrant’s articles of association provide for an indemnity for certain persons, including directors, the Secretary, committee members, persons holding executive or official positions with the Registrant and employees, agents and persons acting in certain other capacities at the request of the Registrant (“Indemnified Persons”) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such Indemnified Person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification is also excluded in circumstances where an Indemnified Person is adjudged liable for willful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification may include expense advancement in certain circumstances.

The Irish Companies Acts prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Acts will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Acts, of the Registrant.

Each of the Registrant’s current directors, officers and the Secretary are party to individual indemnification agreements that provide for the indemnification of any claims relating to their services to the Registrant or any of its subsidiaries to the fullest extent permitted by applicable law.

The Registrant also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Actavis, Inc. 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code, the undersigned Registrant hereby undertakes that it has submitted the Actavis, Inc. 401(k) Plan and any amendments thereto, and will submit any future amendments, to the IRS in a timely manner and will make all changes required by the IRS to qualify such plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 1st day of October 2013.

ACTAVIS plc

By:	/s/ David A. Buchen
David A. Buchen
Chief Legal Officer – Global and Secretary

Each person whose signature appears below hereby constitutes and appoints David A. Buchen his attorney-in-fact, with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul M. Bisaro Paul M. Bisaro	President and Chief Executive Officer (Principal Executive Officer)	October 1, 2013

/s/ R. Todd Joyce R. Todd Joyce	Chief Financial Officer – Global (Principal Financial Officer)	October 1, 2013

/s/ James D’Arecca James D’Arecca	Vice President, Chief Accounting Officer (Principal Accounting Officer)	October 1, 2013

/s/ Paul M. Bisaro Paul M. Bisaro	Director	October 1, 2013

/s/ James H. Bloem James H. Bloem	Director	October 1, 2013

/s/ Christopher Bodine Christopher Bodine	Director	October 1, 2013

/s/ Tamar Howson Tamar Howson	Director	October 1, 2013

/s/ John King John King	Director	October 1, 2013

/s/ Catherine Klema Catherine Klema	Director	October 1, 2013

/s/ Jiri Michal Jiri Michal	Director	October 1, 2013

/s/ Jack Michelson Jack Michelson	Director	October 1, 2013

/s/ Patrick O’Sullivan Patrick O’Sullivan	Director	October 1, 2013

/s/ Ronald Taylor Ronald Taylor	Director	October 1, 2013

/s/ Andrew Turner Andrew Turner	Director	October 1, 2013

/s/ Fred Weiss Fred Weiss	Director	October 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Actavis, Inc. 401(k) Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 1st day of October 2013.

Actavis, Inc. 401(k) Plan

By:	/s/ Patrick Eagan
Patrick Eagan
Chief Human Resources Officer – Global

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of Actavis plc (formerly known as Actavis Limited)

3.2	Amended and Restated Memorandum and Articles of Association of Actavis plc (formerly known as Actavis Limited)

4.1	Specimen Share Certificate of Actavis plc

5.1	Opinion of Matheson

5.2

The Registrant’s Ordinary Shares offered and sold pursuant to the Actavis, Inc. 401(k) Plan (the “401(k) Plan”) are purchased by the administrator of the 401(k) Plan in open market transactions. Because no original issuance securities will be offered or sold pursuant to the 401(k) Plan, no opinion of counsel regarding the legality of the securities registered hereunder for the 401(k) Plan is required.

Pursuant to Item 8(b) of Form S-8, in lieu of an opinion of counsel or determination letter contemplated by 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it has submitted or will submit the 401(k) Plan to the IRS in a timely manner for a determination letter that the 401(k) Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and will make all changes required by the IRS in order to so qualify the 401(k) Plan.

23.1	Consent of Matheson (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Actavis, Inc.

23.3	Consent of KPMG ehf., independent auditors for Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Warner Chilcott plc

23.5	Consent of Moss Adams LLP, independent registered public accounting firm for the Actavis, Inc. 401(k) Plan

99.1	The 2013 Incentive Award Plan of Actavis plc

99.2	Actavis, Inc. 401(k) Plan

99.3	Warner Chilcott Equity Incentive Plan